CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust IV and to the use of our report dated February 14, 2017 on the financial statements and financial highlights of Anchor Tactical Credit Strategies VP, a series of shares of beneficial interest in Northern Lights Fund Trust IV. Such financial statements and financial highlights appear in the December 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 20, 2017